--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
--------------------------------------------------------------------------------

                                    FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MIV THERAPEUTICS, INC.
                    -----------------------------------------
                 (Name of small business issuer in its charter)

            Nevada                        3841                       n/a
 ---------------------------    ---------------------------- -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

    1-8765 Ash Street, Vancouver, B.C., Canada, V6P 6T3, Tel. (604) 301-9545
          (Address and telephone number of principal executive offices)

               1-8765 Ash Street, Vancouver, B.C., Canada, V6P 6T3
     ----------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

            (Name, address and telephone number of agent for service)

--------------------------------------------------------------------------------
Copies to:

Thomas A. Braun                                    Alan Lindsay
Braun and Company                                  President
702 - 777 Hornby Street                            MIV Therapeutics, Inc.
Vancouver, BC  V6Z 1S2                             1-8765 Ash Street
Fax (604) 605-0508                                 Vancouver, BC  V6B 2K7
                                                   Fax (604) 301-9546

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
TITLE OF EACH                                     PROPOSED               PROPOSED
CLASS OF                   AMOUNT                 MAXIMUM                MAXIMUM                 AMOUNT OF
SECURITIES TO BE           TO BE                  OFFERING PRICE         AGGREGATE               REGISTRATION
REGISTERED                 REGISTERED             PER UNIT               OFFERING PRICE          FEE [1]
-------------------------------------------------------------------------------------------------------------
Shares of Common Stock:
par value $0.001 per share
issuable upon exercise of
warrants                   2,720,000              $0.26                  $707,200                $83.24
-------------------------------------------------------------------------------------------------------------

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act of 1933, as amended, and is calculated on the basis of the price at which the warrants may be exercised.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                             MIV THERAPEUTICS, INC.

                        2,720,000 SHARES OF COMMON STOCK

         The Selling Security Holder, Trilogy Capital Partners, Inc. ("Trilogy"), is offering, or may offer in the future, 2,720,000 shares of our common stock which we have issued or which we may issue when the Selling Security Holder exercises its warrants to purchase our common stock. The Selling Security Holder obtained the warrants pursuant to a private placement transaction on November 18, 2004. The issuance of the warrants by us to the Selling Security Holder was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The issuance of shares of our common stock the Selling Security Holder through exercise of the warrants will also be made pursuant to private placement transactions and will be exempt from the registration requirements of the Securities Act. See "SELLING SECURITY HOLDER" on page 7.

         The Selling Security Holder may sell these shares from time to time in brokers' transactions, negotiated transactions, or otherwise at prevailing market prices or privately negotiated prices. We will not receive any proceeds from these sales but we will receive proceeds from the exercise of the warrants. If all of the warrants are exercised, we expect to receive $707, 200. However, the Selling Security Holder may choose to exercise or not exercise any number of the warrants, so we cannot accurately estimate what proceeds we may receive from the exercise of the warrants. See "USE OF PROCEEDS" on page 7.

         We will pay all expenses of the registration of these shares, except brokerage commissions and transfer taxes, which will be paid by the selling stockholders. We estimate that the expenses will be $11,583.24.

         The Company's common stock is presently traded on the OTC Bulletin Board under the stock symbol MIVT.

         The trading price of the common stock was $0.22 per share as of December 16, 2004.

                             ----------------------
AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLES "RISK FACTORS" ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

               The Date of this Prospectus is: December 16, 2004

                               TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS                                 Page

Summary Information & Risk Factors .....................................       1
Use of Proceeds ........................................................       7
Selling Security Holder ................................................       7
Plan of Distribution ...................................................       8
Legal Proceedings ......................................................       8
Directors, Executive Officers, Promoters and Control Persons............       9
Security Ownership of Certain Beneficial Owners and Management .........      12
Description of Securities ..............................................      13
Interest of Named Experts and Counsel ..................................      14
Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities .......................................      14
Certain Relationships and Related Transactions .........................      14
Description of Business ................................................      14
Management's Discussion and Analysis or Plan of Operation ..............      18
Description of Property ................................................      20
Market for Common Equity and Related Stockholder Matters ...............      22
Executive Compensation .................................................      22
Financial Statements ...................................................      23
Changes in and Disagreements with Accountants on Accounting
      and Financial Disclosure .........................................      23

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers ..............................      24
Other Expenses of Issuance and Distribution ............................      26
Recent Sales of Unregistered Securities ................................      27
Exhibits ...............................................................      30
Undertakings ...........................................................      30
Signatures .............................................................      32

                   PART I - INFORMATION REQUIRED IN PROSPECTUS

                      SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those financial statements.

FINANCIAL SUMMARY INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management Discussion and Analysis" and the accompanying consolidated Financial Statements of the Company and related notes included elsewhere in this prospectus.

------------------------------------------ ------------------------------------ ----------------------------
INCOME STATEMENT DATA                                SIX MONTHS ENDED                SIX MONTHS ENDED
(UNAUDITED)                                          NOVEMBER 30, 2004               NOVEMBER 30, 2003
------------------------------------------ ------------------------------------ ----------------------------
Revenue                                                    $0                              $0
------------------------------------------ ------------------------------------ ----------------------------
Expenses                                               $1,729,153                      $1,308,276
------------------------------------------ ------------------------------------ ----------------------------
Interest Income                                          $5,026                            $0
------------------------------------------ ------------------------------------ ----------------------------
Minority Interest Share of Loss                            $0                              $0
------------------------------------------ ------------------------------------ ----------------------------
Net Losses                                           ($1,732,742)                     ($1,324,584)
------------------------------------------ ------------------------------------ ----------------------------

Working capital increased from a deficit of $51,556 (November 30, 2003) to a surplus of $507,535 (November 30, 2004).
------------------------------------------ ------------------------------------ ----------------------------
BALANCE SHEET DATA                                NOVEMBER 30, 2004                   MAY 31, 2004
                                                    (UNAUDITED)                         (AUDITED)
------------------------------------------ ------------------------------------ ----------------------------
Working Capital                                       $  507,535                       $2,118,069
------------------------------------------ ------------------------------------ ----------------------------
Total Assets                                          $1,116,156                       $2,480,074
------------------------------------------ ------------------------------------ ----------------------------
Total Liabilities                                     $  175,473                       $  184,456
------------------------------------------ ------------------------------------ ----------------------------
Shareholders Equity                                   $  940,683                       $2,295,618
------------------------------------------ ------------------------------------ ---------------------------

Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

DESCRIPTION OF BUSINESS

MIV Therapeutics, Inc. (the "Company" or "MIVT") is involved in the design, manufacture and development a new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

The Company was incorporated as DBS Holdings, Inc. under the laws of the State of Nevada on March 19, 1999. On April 25, 2000 the Company filed a registration statement on Form 10SB to register its common stock under the Securities Exchange Act of 1934 (the "Exchange Act"), and thereby became a reporting company, and also became eligible for listing its common stock on the Over-the-Counter Bulletin Board (the "OTCBB"). The Company's common stock was qualified and listed for trading on the OTCBB on July 13, 2000.

In April 2001, the Company signed a Share Exchange and Finance Agreement with M-I Vascular Innovations, Inc., a stent medical device development company, and the Company exchanged, on a one for one basis, 58% of the shares outstanding of M-I Vascular for shares in the Company. Pursuant to the terms of the Agreement, the Company completed the share exchange with the remaining shareholders of M-I Vascular on May 31, 2003.

In May 2001, the Company announced a change of business and control, elected and appointed new officers and directors and began to engage in the business of developing medical stents. On March 5, 2002, following shareholder approval to amend the Company's Articles of Incorporation, the Company changed its name to MIV Therapeutics, Inc. The Company's shares are currently trading under the symbol "MIVT" on the OTCBB.

THE OFFERING

Securities Offered            2,720,000 shares of common stock issuable to the
                              Selling Security Holder upon exercise of its warrants.

Minimum number of shares      None
to be sold in this offering

The Company's common stock is currently trading on the OTCBB under the stock symbol "MIVT". As of December 16, 2004, the company's common stock was trading at a price of $0.22 per share.

On November 18, 2004, the Company signed a Letter of Engagement and a warrant agreement with Trilogy Capital Partners, Inc. ("Trilogy"). Copies of those documents are attached to this prospectus as exhibits. The Letter of Engagement and the warrant agreement describe the private placement issuance of 2,720,000 warrants with a term of three years and with an exercise price of $0.26 per share and having piggyback and demand rights to the next Registration Statement filed by the Company. The warrants are non-transferable. The Company will also pay Trilogy $10,000 per month for services rendered.

Number of Shares, Warrants and Options Outstanding

As of, January 11, 2005, there were 44,007,621 shares of the common stock issued and outstanding and 5,276,904 shares outstanding that were being held in Trust pursuant to a Regulation S offering. The shares were being held as part of an offering of the Company's special class Reg S shares on the Berlin Stock Exchange and remained outstanding, but not issued.

As of November 30, 2004, there were 18,025,185 outstanding warrants with various Exercise prices and expiry dates attached. The Company also had 3,955,000 stock Options outstanding pursuant to a Stock Option Plan. Please see the information concerning warrants on page 19, the information concerning the common stock on page 13 and the information concerning Stock Options on page 20.

RISK FACTORS

The business of the Company involves a number of risks and uncertainties that could cause actual results to differ materially from results projected in any forward-looking statement, or statements, made in this report. These risks and uncertainties include, but are not necessarily limited to the risks set forth below. The Company's securities are speculative and investment in the Company's securities involves a high degree of risk and the possibility that the investor will suffer the loss of the entire amount invested.

BECAUSE WE ARE CURRENTLY A DEVELOPMENT STAGE COMPANY, WE HAVE NO PRODUCTS AVAILABLE FOR SALE OR USE AND MAY LACK THE FINANCIAL RESOURCES NEEDED TO BRING PRODUCTS TO MARKET.

The Company is in the development stage and currently has no products approved for sale or use. The Company will not be able to sell significant quantities of its products until such time, if ever, as it receives regulatory approval to commercially market such products, and thus the Company's long-term viability, growth, and profitability will depend upon successful testing, approval, and commercialization of the MIVT Stent or other products resulting from its research and development activities. Adverse or inconclusive results in clinical trials of these products could significantly delay or ultimately preclude any regulatory approvals, and even if obtained there can be no assurance that any product approval would lead to the successful commercialization of the product approved. Furthermore, the Company does not expect to begin the regulatory approval process in the United States for at least the next three years, and will only pursue approval and marketing of its products in the countries recognizing the CE Mark, such as most European and Asian countries.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE DEMANDS REQUIRED OF A NEW BUSINESS IN THE MEDICAL DEVICE INDUSTRY.

The Company has a limited operating history upon which an evaluation of its prospects can be made. There can be no assurance that the Company will effectively execute MIVT's business plan or manage any growth of the MIVT business, or that the Company's future operating and financial forecast will be met. Future development and operating results will depend on many factors, including access to adequate capital, the completion and regulatory approval of marketable products, the demand for the Company's products, the level of product and price competition, the Company's success in setting up and expanding distribution channels, and whether the Company can control costs. Many of these factors are beyond the control of the Company. In addition, the Company's future prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in the medical device industry, which is characterized by intense competition, rapid technological change, highly litigious competitors, potential product liability and significant regulation.

BECAUSE WE HAVE A HISTORY OF LOSSES AND ANTICIPATE CONTINUED LOSSES THROUGH OUR DEVELOPMENT STAGE, WE MAY LACK THE FINANCIAL STABILITY REQUIRED TO CONTINUE OPERATIONS.

Since inception, the Company has suffered recurring losses and has not earned any revenues to date. The Company posted a loss of 3,471,891 for the year ended May 31, 2004. The Company posted a loss of $3.17 million during the year ended May 31, 2003; a loss of $3.92 million during the year ended May 31, 2002; and had has losses totaling $15,165,920 since inception. The Company has funded its operations through the issuance of common stock, and through related party loans since inception, in order to meet its strategic objectives. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercial sale of the products under development. There can be no assurance that any such events will occur, that the Company will attain revenues from commercialization of its products, or that the Company will ever achieve profitable operations.

BECAUSE THE LIFE CYCLE OF MEDICAL PRODUCTS ARE DIFFICULT TO PREDICT, EVEN IF WE WERE TO INTRODUCE A PRODUCT TO THE MARKET WE MAY NOT BE ABLE TO GAIN MARKET ACCEPTANCE OF THE PRODUCT.

The life cycle of the products that the Company plans to develop is difficult to predict. Failure to gain timely market acceptance of its products would have a material adverse effect on the Company's ability to generate revenue, and would have a material adverse effect on the Company's business, financial condition and results of operations. To successfully gain market acceptance, the Company must develop the ability to manufacture its products in large quantities in compliance with regulatory requirements and at an acceptable cost. The Company has no long-term experience in manufacturing stent products, and could experience difficulties in development or manufacturing that may have a material adverse effect on the Company's ability to market its product. Moreover, there can be no assurance that the Company will be successful in scaling up manufacturing operations sufficient to produce its products in sufficient volume to generate market acceptance.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR NATIONAL COMPETITORS WE MAY LACK THE FINANCIAL RESOURCES NEEDED TO CAPTURE MARKET SHARE.

The market in which the Company intends to operate is dominated by several large firms with established products, and the Company's success is dependant upon acceptance of its products by the medical community as reliable, safe and cost-effective. It may be difficult or impossible for the Company to achieve such acceptance of its products in view of these market conditions. In addition, the Company's competitors are more financially stable than the Company and have significant resources for research and development available to them. Thus it is likely that they will be quicker to market than the Company, with products that will compete with its products, should it be successfully approved and commercialized. Moreover, even if the Company successfully brings its products to market ahead of its projected competitors, established competitors could quickly bring products to market that would compete. In addition, the medical device market is subject to constant introduction of new products and designs. Market acceptance of the Company's products may be influenced by new products or technologies that come to market, which could render the Company's products obsolete or prohibitively expensive.

BECAUSE WE HAVE NOT EARNED ANY REVENUES FROM OPERATIONS, OUR CAPITAL REQUIREMENTS HAVE BEEN MET THROUGH FINANCIAL AND IT IS NOT CERTAIN WE WILL BE ABLE TO CONTINUE TO FIND FINANCING TO MEET OUR OPERATING REQUIREMENTS.

The Company's capital requirements have been and will continue to be significant. The Company will be dependant on future financing to fund its research and development as well as other working capital requirements. The Company estimates that its current working capital will support its activities for no more than four months. After that time, the Company will need additional financing. The Company is currently anticipating further subscriptions for its common stock, but there can be no assurance that these subscriptions will be forthcoming or that they will result in sufficient capital for the Company to meet its current and expected working capital needs. It is not anticipated that any of the officers, directors or current shareholders of the Company will provide any significant portion of the Company's future financing requirements.

Furthermore, in the event that the Company's plans change, its assumptions change or prove inaccurate, or its capital resources prove to be insufficient to fund operations, the Company could be required to seek additional financing sooner than currently anticipated, or in greater amounts than is currently anticipated. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or possibly cease its operations. In addition, any future equity financing may involve substantial dilution to the Company's existing shareholders.

BECAUSE WE ARE IN THE DEVELOPMENT STAGE AND HAVE NOT YET PRODUCED A MARKETABLE PRODUCT, WE MAY LACK THE ABILITY TO RECRUIT SUITABLE CANDIDATES FOR EMPLOYMENT, OR TO ATTRACT THEM TO THE COMPANY SHOULD THEY BE IDENTIFIED.

The Company currently has six (6) full time employees. The remainder of the Company's management has been undertaken by independent consultants. This may make it difficult for the Company to attract capital investment sufficient to meet its capital needs. Because the Company is in the development stage and has not yet produced a marketable product, it will be reliant upon its ability to attract skilled members of the Stent or medical products industries. There can be no assurance that the Company will be able to identify suitable candidates for employment, or to attract them to the Company should they be identified. In addition, the Company will be heavily dependent upon creative design and engineering skills of individuals with whom it has little familiarity, and who may not perform as expected.

BECAUSE WE MAY NOT BE ABLE TO OBTAIN PATENTS FOR THE DEVICES WE ARE CURRENTLY RESEARCHING, WE MAY NOT BE ABLE TO PROTECT THE INTELLECTUAL PROPERTY RIGHTS.

The Company's success will depend in part on whether the Company can obtain patent protection for its products and processes, preserve trade secrets and proprietary technology, and operate without infringing upon patent or other proprietary rights of third parties. The Company has patent applications pending in the United States and in several foreign markets, and is in the process of filing additional foreign patent applications, but there can be no assurance that any of these patents will be issued or that patents will not be challenged. A significant number of medical device companies, other companies, universities, and research institutions have filed patent applications or have been issued patents relating to stents and stent delivery systems, and there has been substantial litigation in this area. Established companies in the medical products industry generally, and the stent industry in particular, are aggressive in attempts to block new entrants to their markets, and the Company's products, if successfully developed, may interfere with the intellectual property rights of these companies. The Company's success will depend on its products not infringing patents that the Company expects would be vigorously prosecuted. Furthermore, the validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. Even if the Company successfully patents the MIVT laser-cut stent, there can be no assurance that it would be able to successfully assert its patents against competing products. In addition, infringement claims against the MIVT laser-cut stent could be sufficiently expensive to have a material adverse effect on the Company's results or ability to continue marketing its products.

BECAUSE PRODUCT LIABILITY IS INHERENT IN THE MEDICAL DEVICES INDUSTRY AND INSURANCE IS EXPENSIVE AND DIFFICULT TO OBTAIN, THE COMPANY MAY BE EXPOSED TO LARGE LAWSUITS.

The Company's business exposes it to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of medical products. While the Company will take precautions it deems to be appropriate to avoid product liability suits against it, there can be no assurance that it will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive, to the extent it is available at all. The Company has not yet sought to obtain product liability coverage. The Company intends to obtain such coverage when it is apparent that the MIVT Stent or other products developed by the Company will be marketable. There can be no assurance that it will be able to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against the Company may exceed any insurance coverage secured by the Company, and could have a material adverse effect on the Company's results or ability to continue marketing its products.

BECAUSE THE HEALTHCARE INDUSTRY IS SUBJECT TO CHANGING POLICIES AND PROCEDURES, WE MAY FIND IT DIFFICULT TO CONTINUE TO COMPETE IN AN UNCERTAIN ENVIRONMENT

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use the products that the Company intends to develop. This could substantially impair the Company's ability to successfully commercialize the MIVT Stent, which would have a material adverse effect on the Company's performance.

BECAUSE OUR STOCK IS LISTED ON THE OTCBB AND NOT A LARGER OR MORE RECOGNIZED EXCHANGE, INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES OR OBTAIN ACCURATE QUOTATIONS FOR SHARE PRICES.

The Company's common stock is listed on the OTCBB. Investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's common stock than would otherwise be the case were the Company's common stock listed on a more recognized stock exchange or quotation service. In addition, trading in the Company's common stock is currently subject to certain rules under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." Penny stocks are generally non-Nasdaq equity securities with a market price less than $5.00 per share. The penny stock rules require broker-dealers selling penny stocks to make certain disclosures about such stocks to purchasers thereof, and impose sales practice restrictions on broker-dealers in certain penny stock transactions. The additional burdens imposed upon broker-dealers by these rules may discourage them from effecting transactions in the Company's common stock, which could limit the liquidity of the common stock and the ability of the Company's stockholders to sell their stock in the secondary market.

GOING CONCERN RISK

There is substantial doubt as to our ability to continue as a going concern based on our past operating losses and predicted future operating losses. Our auditor has issued a going concern opinion on our financial statements expressing substantial doubt that we can continue as a going concern for a reasonable period of time unless sufficient equity financing can be secured. There can be no assurances that any required capital can be obtained on terms favorable to the Company.

CONTROLS AND PROCEDURES

The registrant's Principal executive officers and principal financial officer, based on their evaluation of the registrant's disclosure controls and procedures (as defined in Rules 13a-14 (c) of the Securities Exchange Act of 1934) as of November 30, 2004 have concluded that the registrants' disclosure controls and procedures are adequate and effective to ensure that material information relating to the registrants and their consolidated subsidiaries is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms, particularly during the period in which this quarterly report has been prepared.

The registrants' principal executive officers and principal financial officer have concluded that there were no significant changes in the registrants' internal controls or in other factors that could significantly affect these controls subsequent to November 30, 2004 the date of their most recent evaluation of such controls, and that there was no significant deficiencies or material weaknesses in the registrant's internal controls.

DEFAULT ON LOAN

The Company had an outstanding loan of $500,000 which was repayable on December 31, 2005. The loan was payable to International Mercantile Holding Group, Inc. ("IMHG"). An action was commenced by the Company against IMHG for a declaration that no monies are owed by the Company to IMGH and an accounting for any Endovasc Ltd., Inc. common shares sold by IMGH.

The interest rate on the loan was equal to the London Interbank Offered Rate plus 1%. The loan was secured by 1 million common shares of Endovasc Ltd., Inc.(OTCBB: EVSC) common shares. Earlier in the year, Endovasc completed a stock split, effectively increasing the number of Endovasc shares held as security to
1.2 million shares. On June 2, 2003, the Company failed to make the interest payment required on the loan. Consequently on June 12, 2003, the loan became in default and the lender became entitled to deal with the Endovasc Ltd. Inc. stock in any manner it chooses in its sole discretion. The agreement required that in the event of any sale of the collateral, the lender shall account for the number of shares sold. In the event there is collateral remaining after payment of principal and accrued interest, the lender shall return the remaining unsold portion of the collateral to the Company. The Company has not received any notice of default from the lender nor an accounting from the lender for shares sold, if any, subsequent to June 12, 2003.

On January 8, 2004, the Supreme Court of British Columbia granted an Order declaring that the Company's debt to International Mercantile Holding Group Inc. was extinguished by the sale of the collateral it had pledged to the lender. This reduced the debt shown on the Company's financial statements by $450,000 for the quarter ended February 29, 2004.

The Company received the shares of Endovasc pursuant to a Licensing Agreement entered into in May, 2002. The License Agreement provided an exclusive worldwide license to the Company for the manufacturing, distribution and marketing of the Endovasc product PROStent(TM). In consideration for the license agreement, Endovasc was to receive $2.2 million in staged payments, royalty fees, as well as funding for an arm of the research devoted to stent coatings. In return, the Company received 1 million preferred shares of Endovasc for which it paid $50,000. In May 2003 the Company announced it chose not to extend the PROstent(TM) License Agreement with Endovasc for economic reasons. The Company felt it would be more economically viable to focus its resources on its proprietary hydroxyapatite stent coating program.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will ", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the Selling Stock Holder pursuant to this prospectus. However, we may receive up to approximately $707,200 from the exercise of warrants held by the Selling Security Holder. This figure assumes that all of the warrants are exercised. There is no guarantee that any warrants will be exercised or that the Company will receive any proceeds. The proceeds, if any, would be used for general corporate purposes including, in order of priority, working capital, research and development, and clinical trials.

The foregoing represents the Company's intentions based upon its present plans and business conditions. The occurrence of unforeseen events or changes in business conditions, however, could result in applying the proceeds from the exercise of the warrants in a manner other than as described in this prospectus.

SELLING SECURITY HOLDER
TRILOGY CAPITAL PARTNERS, INC.

On November 18, 2004, the Company issued 2,720,000 share purchase warrants to Trilogy pursuant to a warrant agreement and a Letter of Engagement. In exchange for marketing, business development and strategic advisory services, the Company will pay Trilogy $10,000 per month and has issued to Trilogy, in a private placement transaction, 2,720,000 warrants with a term of three years and an exercise price of $0.26 per share. The warrants are non-transferable. Copies of the Letter of Engagement and the warrant agreement are attached as exhibits to this prospectus.

An aggregate of 2,720,000 shares of Common Stock may be purchased and offered for resale by Trilogy. The Company has agreed to register all of the shares under the Securities Act and pay all of the expenses in connection with such registration of the shares. The Company will not receive any proceeds from the sale of the shares being registered under this prospectus by the Selling Security Holder but will receive the proceeds from any exercise of the warrants. The warrants were issued and the shares will be issued, upon exercise of the warrants, through private placement transactions and are and will be exempt from the registration requirements of the Securities Act.

Trilogy does not have any shares of the Company's common stock as of the date of this prospectus. Trilogy has not had any material relationship with the Company within the past three years.

As of January 11, 2005, there were 44,007,621 shares of the common stock issued and outstanding. The number of shares of Common Stock to be issued and outstanding after the offering will be 46,727,621 based on all Shares registered under this prospectus actually being issued. However, Trilogy may choose not to exercise any or all of the warrants to obtain any or all of the underlying stock. Furthermore, Trilogy may also retain or sell the shares it obtains through the exercise of any or all of the warrants. Therefore, no definitive estimate as to the number of the Company's shares that will be held by Trilogy after the offering can be provided.

PLAN OF DISTRIBUTION

The securities will not be offered through underwriters.

The Selling Security Holder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holder and any of its pledgees, assignees and successors-in-interest may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;
* block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
* purchases by a broker/dealer as principal and resale by the broker/dealer for its account;
* an exchange distribution in accordance with the Rules of the applicable exchange;
*    privately negotiated transactions;
*    settlement of short sales;
* broker/dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;
*    a combination of any such methods of sale; and
*    any other method permitted pursuant to applicable law.

The Selling Security Holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker/dealers engaged by the Selling Security Holder may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the Selling Security Holder (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Security Holder does not expect these commissions to exceed what is customary in the types of transactions involved. The Selling Security Holder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Security Holder to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

The Selling Security Holder and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. Trilogy has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company is required to pay all fees and expenses incident to the registration of the shares.

                                LEGAL PROCEEDINGS

JOHN MA
-------

As disclosed in the Company's prior filings, the Company was the Appellate in an action in the British Columbia Court of Appeal.

On September 22, 2004 the British Columbia Court of Appeal dismissed with costs two appeals of MIV Therapeutics, Inc. (the Company") seeking to set aside the Order of the Honourable Mr. Justice Lowry pronounced on May 20, 2003 whereby the British Columbia Supreme Court ordered the Company and its majority owned subsidiary M-I Vascular Innovations, Inc. ("Vascular") to take all necessary steps to exchange 3,192,399 shares of Vascular owned by John Ma for 3,192,399 shares of the Company. On December 29, 2004, the Company issued 3,192,399 common shares to exchange for Mr. Ma's 3,192,399 common shares of M-I Vascular Innovations, Inc. Although the shares have been issued in John Ma's name, the exchange has not taken place as of January 10, 2005.

By counterclaim in the British Columbia Supreme Court, the Company continues to dispute John Ma's entitlement to his Vascular shares (and to any Company shares he receives in exchange for his Vascular shares), and the Company is suing Mr. Ma for damages for fraudulent misrepresentation. In a further action in the Supreme Court of British Columbia, the Company is suing Mr. Ma for defamation.

The Company believes it will be successful in its claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, and position of the executive officers and directors of the Company as of December 16, 2004. The directors were appointed until the Company's next annual general meeting or until a successor is elected and qualifies to be a director of the Company:


NAME                       AGE              TITLE                                 TERM
----                       ---              -----                                 ----
Alan P. Lindsay            53               Chairman, President, CEO              Annual
Patrick A. McGowan         65               Executive Vice President, CFO,
                                               Secretary, Director                Annual
Dr. Daniel Savard          53               Director                              Annual
Dr. Tom Troczynski         50               Vice President, Coatings              Annual
Arc Rajtar                 56               Vice President, Operations for        Annual
                                               MIVI Technologies, Inc.
Dr. Dov Shimon             54               Chief Medical Officer                 Annual


The following table sets forth the portion of their time the Officers and Directors devote to the Company:

Alan P. Lindsay           100%              Dr. Tom Troczynski             35%
Patrick A. McGowan        100%              Arc Rajtar                     100%
Dr. Daniel Savard          10%              Dr. Dov Shimon                 50%

The term of office for each director is one (1) year, or until his/her successor is elected at the Company's annual meeting and is qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

The board of directors does not have a nominating committee. Therefore, the selection of persons or election to the board of directors was neither independently made nor negotiated at arm's length.

Identification of Certain Significant Employees.

Strategic matters and critical decisions are handled by the directors and executive officers of the Company.

Family Relationships:               None

BUSINESS EXPERIENCE

The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

ALAN P. LINDSAY, Chairman, President, and CEO, age 53.

Mr. Lindsay has been the Company's Chairman, President and CEO since October 2001. He has extensive experience in building companies and taking them public on recognized stock exchanges. Before coming to the Company, Mr. Lindsay was the Chairman, President and CEO of Azco Mining, a base metals exploration company, that he co-founded and took public on the Toronto and American Stock Exchange. Mr. Lindsay served as Azco's CEO and President from 1991-1994, its Chairman and CEO from 1994-1997, and its President, Chairman and CEO from 1997-2000. Azco was listed on the Toronto Stock Exchange in 1993 and on the American Stock Exchange in 1994. Azco was delisted from both exchanges in 2003.

Mr. Lindsay was also Chairman of the Board of GeneMax Pharmaceuticals Inc., a company he co-founded 1999 and assisted with its financing. Mr. Lindsay resigned as Chairman prior to the company going public, and as director shortly afterward. In 2002 the Company was taken public through a reverse take over and was listed on the OTCBB under the name GeneMax Corp. It currently trades under the stock symbol GMXX. GeneMax Corporation, through GeneMax Pharmaceuticals, is a product-focused biotechnology company specializing in the application of the latest discoveries in cellular immunology and cancer biology to the development of proprietary therapeutics aimed at the treatment and eradication of cancer and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection. In the past 52 weeks, the price of GeneMax shares have ranged from $0.22 to $1.50 per share. The price of common shares was $0.35 per share as of January 14, 2005.

Prior to becoming an entrepreneur, Mr. Lindsay was responsible for building a significant business and marketing organization in Vancouver, BC, Canada for Manulife Financial, a major international financial services corporation. Mr. Lindsay was employed by Manulife from 1976-1982. Mr. Lindsay was responsible for building the marketing organization of the Company in the Greater Vancouver area. From 1982-1989 he served as the Manager of North American Life's (later acquired by Manulife)Vancouver office. Mr. Lindsay has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

PATRICK A. MCGOWAN, Executive Vice President and Chief Financial Officer, Director, and Secretary, age 65.

Mr. McGowan is a management consultant specializing in assisting public companies with financing, regulatory filings, administration and business plans. From November 1, 2001 to the present, he has been engaged by the Company to serve as its Executive Vice President and Chief Financial Officer, and to assume responsibility for negotiations with attorneys, auditors and financial representatives and the day to day business operations of the Company. From September 1997 to the time he joined the Company, Mr. McGowan served as CEO of American Petro-Hunter, Inc., an oil exploration company. Mr. McGowan's duties included reviewing business proposals, writing business plans and approving corporate filings. Mr. McGowan was also responsible for all legal matters and functional areas of business for American Petro-Hunter including administration, accounting, contract negotiations, banking, writing press releases and overseeing regulatory filings. American Petro-Hunter is currently listed on the OTCBB under the stock symbol AAPH. During the past 52 weeks, the price of common shares of AAPH has ranged from $0.09 to $0.16 per share. The current trading price of the shares $0.32 as of January 14, 2005.

Mr. McGowan obtained his Masters of Business Administration from the University of Western Ontario in 1965, and his Bachelors of Science from the University of Oregon in 1963. Mr. McGowan has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DR. DANIEL SAVARD, Director, age 53

Dr. Daniel Savard brings more than 20 years of clinical practice and clinical research in cardiology. From 1997 to the present, Dr. Savard has been President of Medi-Recherche Inc. and Assistant-Medical Director of the Quebec Blue Cross (Canassistance, Inc.). In 2001, Dr. Savard became a member of the Board of Governors of the Quebec Blue Cross. He is also member of the Societe des Medecins Experts du Quebec and he provides expertise evaluations in Cardiology mainly for Insurance companies on civil liability issues. Since 2000, he has been a Consultant for La Regie des Rentes du Quebec. Recently, he joined Biomundis, a Canadian venture capital company in biotechnology, as medical Director.

Dr. Savard holds a doctorate degree in medicine from Faculty of Medicine of The University of Montreal (1971-1976) and a license of the Medical Council of Canada. He completed postdoctoral training in Internal Medicine and in Cardiology at Montreal University (1976-1980) and a 1-year fellowship in clinical and research echocardiography at Quebec Heart Institute of Laval University. He has been certified in Cardiology from the Corporation des Medecins du Quebec and from the Royal College of Physicians and Surgeons of Canada. Dr. Savard is assistant professor of Medicine at the University of Montreal and is practicing at the Centre Hospitalier Universitaire de Montreal, Notre-Dame Hospital in Montreal. His research interests are coronary heart disease, congestive heart failure, arterial hypertension, hyperlipidemia, angiogenesis therapy in coronary heart disease, circadian cycle and ambulatory blood pressure monitoring.

Dr. Savard is highly involved in clinical research. Indeed, he participated in 65 clinical trials of which several were international multicenter studies. He has been member of several pharmaceutical clinical advisory boards for companies such as Pfizer, Hoechst Marion Roussel, Biovail Corp, Crystaal Corp. and Aventis Pharma Inc. He is currently a consultant for Biovail Corp. and for Medisys, an important Canadian healthcare management company.

Dr. Savard is an active member of several associations such as: the Association des Cardiologues du Quebec, the Association des Medecins Specialistes du Quebec and the Societe des Medecins Experts du Quebec. Dr. Savard published more than 40 manuscripts from his research. Dr. Savard has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

TOM TROCZYNSKI, Vice President of Coatings, age 50

Dr. Troczynski joined the Company in February 2002 to assist in the development of the Company's proprietary coating technologies and in the supervision of the Research and Development team at the University of British Columbia. Since 2001, Dr. Troczynski has been a Professor in the Metals and Materials Engineering Dept. at the University of British Columbia and leads UBCeram, the largest ceramics research group in Canada. His bio-ceramics development program is focused on the development of biocompatible hydroxyapatite coatings for metallic substrates, such as implants and stents. From 1997 to 2001, Dr. Troczynski was an assistant professor at the University of British Columbia. Dr. Troczynski graduated from McMaster University in Hamilton, Ontario in Materials Science and Engineering in 1987. He has published many journal articles and other publications, as well as filed a number of patents. Dr. Troczynski has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

ARC RAJTAR, Vice President, Operations (MIVI Technologies, Inc.), age 56.

Arc Rajtar joined MIVI Technologies, Inc. the operating subsidiary of MIV Therapeutics, in February 2002. From 1999 to 2002, Mr. Rajar served as Vice President of Logistics of Netlogix Information Technologies, Inc. From 1998 to 2001 Mr. Rajtar was Corporate Quality Assurance Manager at Spectrum Signal Processing, Inc. From 1991 to 1998, he was the President of Quexx International Ltd., a management consulting company that specializes in business process engineering, business development and quality management systems for medical and electronics industries. Mr. Rajtar received a Master in Mechanical Engineering from the Technical University of Gdansk, Poland and is a Chartered Engineer with The Institution of Engineers, Australia and a Member of the American Society for Quality. Mr. Rajtar has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DOV SHIMON, Dov V. Shimon, M.D., Director, Chief Medical Officer, age 54

Dr. Dov Shimon is the founder and has been Chief Executive Officer of SagaX Technologies for Medicine, Inc. since 2002. He is a renowned cardiac and thoracic surgeon. In 1977, he graduated with honors from Hadassah Hebrew University Medical School. From 1974-1984, Dr. Shimon trained as a surgeon and cardiothoracic surgeon at Hadassah University Hospital in Israel. From 1984 to 1986, he was the Chief Resident in cardiovascular surgery at the University of Toronto, Canada. In 1986, he was a heart transplantation fellow at the Medical College of Virginia. He was appointed Senior Cardiothoracic Surgeon at Hadassah in 1987 and was tenured in 1989. He headed Israel's transplant program from 1987 to 1992. In Israel, Dr. Shimon pioneered heart transplantation (1987), lung transplantation (1989), and heart-lung transplantation (1993). He has performed more than 8,000 open-heart operations and thousands of other thoracic operations. Dr. Shimon has more than 17 years of experience in animal and clinical testing of medical devices. He was previously a director of the Artificial Heart Institute in Salt Lake City, UT. He is currently a member of numerous medical and scientific societies, including Mensa International, and has authored many peer-reviewed publications. Dr. Shimon retired as Major from the Israel Defense Forces' Medical Corp. reserves (Paratroopers Battalion), where he had been decorated in 1972. He gained wide experience and has served as a senior military surgeon during the war in Lebanon in 1982-1983 and multiple smaller scale battles. Dr. Shimon completed Senior Business Management studies at Tel Aviv University, School of Management in 1996. He has been working since 1999 with medical device companies in the design and implementation of their preclinical and clinical studies. Dr. Shimon has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERS OF FIVE PERCENT (5%) OR GREATER, OF THE COMPANY'S COMMON
--------------------------------------------------------------------------
STOCK.
------

     The following sets forth information with respect to ownership by holders of more than five percent (5%) of the Registrant's common stock known by the Registrant based upon 44,007,621 shares issued and outstanding as at January 11, 2005.

---------------------------- -------------------------- -------------------------- --------------------------
                             Name and Address of
Title of                     Beneficial                 Amount of Beneficial       Percent
Class                        Owner                      Interest                   of Class
---------------------------- -------------------------- -------------------------- --------------------------
Common                       Cede & Co.                 28,286,604 (1)             69.4%
                             PO Box 222
                             Bowling Green Stat
                             New York
---------------------------- -------------------------- -------------------------- --------------------------

Common                       John Ma                    3,192,399                  6.48%

---------------------------- -------------------------- -------------------------- --------------------------

(1) Shares are held electronically in the Depository Trust and Clearing Corporation by various shareholders.

THE COMPANY'S COMMON STOCK BENEFICIALLY OWNED BY EACH OFFICER AND DIRECTOR, AND
-------------------------------------------------------------------------------
BY ALL DIRECTORS AND OFFICERS AS A GROUP
----------------------------------------

The following sets forth information with respect to the Company's common stock beneficially owned by each Officer and Director, and by all Directors and Officers as a group, at January 11, 2005. The percentages are based on a total Of 44,007,621 shares issued and outstanding as at January 11, 2005.


---------------------------- --------------------------------- ------------------------- --------------------
Title of                     Name and Address of Beneficial    Amount of                 Percent of Class
Class                        Owner                             Beneficial Interest
---------------------------- --------------------------------- ------------------------- --------------------
Common                       Alan P. Lindsay                   400,001 Shares            0.9%
                             #1, 8765 Ash St.                  700,000 Options           17.7%
                             Vancouver BC V6P 3T3
---------------------------- --------------------------------- ------------------------- --------------------
Common                       Patrick A. MGowan                  29,099 Shares            0.07%
                             #1, 8765 Ash St.                  600,000 Options           15%
                             Vancouver BC V6P 3T3
---------------------------- --------------------------------- ------------------------- --------------------
                             Daniel Savard                      0 Shares                  0.0%
                             #1, 8765 Ash St.                   250,000 Options           6.3%
                             Vancouver BC V6P 3T3
---------------------------- --------------------------------- ------------------------- --------------------
Common                       Tom Troczynksi                    712,037 Shares             1.6%
                             #1, 8765 Ash St.                  200,000 Options            5.06%
                             Vancouver BC V6P 3T3
---------------------------- --------------------------------- ------------------------- --------------------
Common                       Arc Rajtar                        15,000 Shares              0.03%
                             #1, 8765 Ash St.                  200,000 Options            5.06%
                             Vancouver BC V6P 3T3
---------------------------- --------------------------------- ------------------------- --------------------
Common                       Dov Shimon                        0 Shares                   0.0%
                             #1, 8765 Ash St.                  0 Options                  0.0%
                             Vancouver BC V6P 3T3
---------------------------- --------------------------------- ------------------------- --------------------
Total as a group                                               1,156,137 Shares           2.6%
                                                               1,950,000 Options          49.3%

DESCRIPTION OF SECURITIES

As at January 11, 2005 there were 44,007,621 shares of the common stock issued and outstanding. The authorized capital stock of the Company consists of 80 million common shares and 20 million preferred shares at $0.001 par value. 5,276,904 shares outstanding but not issued are being held in Trust pursuant to a Regulation S offering. The shares are being held as part of an offering of the Company's special class Reg S shares on the Berlin Stock Exchange. Upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of common stock are entitled to share PRO-RATA in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable. The Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by the Company's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

There are no provisions in the Company's articles or by-laws that would delay, defer or prevent a change in control of the Company.

The above description concerning the Capital Stock of the Company does not purport to be complete. Reference is made to the Company's Articles of Incorporation and Bylaws which are available for inspection upon proper notice at the Company's offices and are available on the Internet as an exhibit to the Company's Form 10SB12G as filed on April 26, 2000. As well, the applicable statutes of the State of Nevada also provide a more complete description concerning the rights and liabilities of stockholders.

VOTING RIGHTS

Each holder of Common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

DIVIDEND POLICY

Holders of the Company's Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of the Company's business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

STOCK TRANSFER AGENT

The Company's Transfer Agent is Interwest Transfer Co. Inc. of 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

SHARES ELIGIBLE FOR FUTURE SALE

The 2,720,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed 1% of the then outstanding shares of our common stock. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

INTEREST OF NAMED EXPERTS AND COUNSEL

ACCOUNTANTS

Our unaudited financials statements for the quarter ended November 30, 2004 have been included in this prospectus in reliance upon Moore Stephens Ellis Foster, Ltd., as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by our counsel, Thomas A. Braun.. 155,000 common shares were registered in the name of Thomas Braun Law Corp. pursuant to a Fee Agreement. These shares were registered under the Securities Act of 1933 under Form S-8 on September 24, 2004.

Other than as stated above, no expert or counsel named in this prospectus as having certified any part of this prospectus or having given an opinion on the validity of the securities being registered or upon other legal matters in connection with the offering was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company, or any of its parents or subsidiaries, as a promoter, managing or principle underwriter, voting trustee, director, officer or employee.

DISCLOSURE of COMMISSION POSITION of INDEMNIFICATION for SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following services were provided by related parties. These transactions, recorded at fair market values were as follows:

During the six month period ended November 30, 2004, the Company paid or accrued $136,112 of management and consulting fees to two directors and officers of the Company; As at November 30, 2004, an amount of $Nil (2004 - $13,585) was due to the Chief Executive Officer of the Company; and, As at November 30, 2004, an amount of $17,500 (2004 - $nil) was due from the Chief Financial Officer of the Company.

DESCRIPTION OF BUSINESS

MIV Therapeutics, Inc. (the "Company" or "MIVT") is involved in the design, manufacture and development a new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

The Company was incorporated as DBS Holdings, Inc. under the laws of the State of Nevada on March 19, 1999. On June 23, 1999, the Company acquired a 19% interest in "investorservice.com", an Internet domain name, paying for this acquisition with $2,500 in cash and by issuing 2,500 restricted shares of its common stock. On September 15, 2000, the Company exercised its option to acquire the remaining 81% interest in investorservice.com for an additional issuance of 10,000 restricted shares of the Company's common stock. Each issuance of common stock was exempt from registration under the Securities Act pursuant to Regulation D thereunder. Subsequently, the Company completed offerings of 10,268,000 shares of common stock to certain investors under the exemption from registration provided by Rule 504 of Regulation D under the Securities Act of 1933 (the "Securities Act").

On April 25, 2000 the Company filed a registration statement on Form 10SB to register its common stock under the Securities Exchange Act of 1934 (the "Exchange Act"), and thereby became a reporting company, and also became eligible for listing its common stock on the Over-the-Counter Bulletin Board (the "OTCBB"). The Company's common stock was qualified and listed for trading on the OTCBB on July 13, 2000.

In March 2001, the Company announced it had concluded negotiations for the acquisition and control of M-I Vascular Innovations, Inc., a stent medical device development company, and in April 2001, the Company signed a Share Exchange and Finance Agreement with M-I Vascular Innovations, Inc. The Company exchanged, on a one for one basis, 58% of the shares outstanding of M-I Vascular for shares in the Company. Pursuant to the terms of the Agreement, the Company completed the share exchange with the remaining shareholders of M-I Vascular on May 31, 2003.

In May 2001, in connection with the Share Exchange Agreement, the Company announced a change of business and control. The Company elected and appointed new officers and directors and began to engage in the business of developing medical stents. On March 5, 2002, following shareholder approval to amend the Company's Articles of Incorporation, the Company changed its name to MIV Therapeutics, Inc. The Company's shares are currently trading under the symbol "MIVT" on the OTCBB.

The Company currently has 6 full time employees.

Product Background
------------------

Coronary stents are used to treat cardiovascular disorder caused by narrowing or blockage of coronary arteries. The Company believes that, in addition to developing manufacturing processes that will produce a quality stent for a lower cost of manufacturing than the competition's, its proprietary stent is a potential platform for the delivery of therapeutic drugs or gene therapies, and thus is researching device coatings and therapeutics concurrently with the development of its stent.

Stents are compressible tubular devices that are mounted on a balloon catheter, inserted into the circulatory system by a team of cardiologists, and directed to the location of a blocked coronary artery. During the angioplasty procedure, which involves unclogging the artery, the balloon is expanded to clear the obstruction, allowing normal blood flow. With this procedure, the stent is deployed and remains in place to reinforce the artery wall. This procedure is the leading alternative to costly and highly invasive open-heart surgery. Stents have eliminated many of the complications that used to accompany simple balloon angioplasty. As much as 80% of heart disease can be treated effectively with stenting.

While the routine angioplasty procedure allows the cardiologist to remove the plaque and deploy the stent, it also damages the inner lining of the vessel. As part of the body's natural repair process, the smooth muscle cells proliferate and accumulate at the arterial tear, causing a narrowing of the lumen (the interior diameter of an artery). This condition, the recurrence of arterial blockage during the vascular healing process, is known as restenosis. The use of stents has demonstrated a significant reduction in the incidence of restenosis, prompting rapid adoption of stenting procedures by cardiologists in the United States and overseas.

The MIVI laser-cut stent is balloon-expandable, has a flexible slotted tube design, and is made of biocompatible 316 LVM stainless steel. The stents are mounted on balloons, and the resulting stent and delivery system are sterilized and packaged as a single unit. The MIVI laser-cut stent (the "MIVI laser-cut stent") and stent delivery system, (together the "MIVI Stent") is designed to do more than a conventional bare stent. It is specifically designed and engineered to be used as a drug and/or therapeutics delivery platform to combat cardiovascular disease, including restenosis.

The Company has entered into a Collaborative Research Agreement with the University of British Columbia on May 23, 2001 to develop an alternative family of coatings for stents, made of hydroxyapatite (HA). Hydroxyapatite ceramics belong to a class of calcium phosphate based materials, which have long been widely used as bone substitutes. The hydroxyapatite coatings, like certain other biodegradable/biocompatible coatings such as polymers or ceramics, may encapsulate drugs, proteins, or DNA to address the problems of local inflammatory response of vascular tissue, and to prevent rapid proliferation of cells in the vicinity of the stent.

The Company entered into a License Agreement with Endovasc Ltd., Inc. in May 2002 whereby the Company was granted an exclusive world-wide license to use or cause to be used certain of Endovasc's Technology (which includes PROstent(TM) and Liprostin(TM)/PROstent(TM) used as a stent coating, catheter coating or other medical device coating) and any improvements in any manner and for any purpose whatsoever and including, without limiting the generality of the foregoing, to in any manner develop, maintain, manufacture, distribute (with the exclusivity of distribution only being limited to the areas of Canada, the United States and Mexico), market, sell, lease and/or license or sub-license all products derived or developed from the above technology and to sell the same to the general public world-wide in perpetuity during the continuance of this Agreement.

The Company also received one million (1,000,000) shares of Endovasc in exchange for $50,000. In return for the License and the equity shares of Endovasc, the Company has agreed to pay an aggregate license fee of $2,200,000 ($342,280 of which has already been paid, the remaining $2,000,000 is to be paid in cash and/or shares of the Company).

On May 23, 2003, the Company announced it chose not to extend the PROstent(TM) License Agreement with Endovasc for economic reasons. The Company felt it would be more economically viable to focus its resources on its proprietary hydroxyapatite stent coating program.

The Company entered into a Joint Venture Agreement with Endovasc Ltd., Inc. in November 2002 to form Stentgenix, a 50/50 Joint Venture Company, Stentgenix, Inc. Stentgenix will focus on developing Endovasc's Angiogenix(TM) in a pharmaceutical coating to stimulate angiogenesis (new blood vessel growth in the patient's heart or limbs) for coronary and peripheral stents. Endovasc will transfer to the joint venture all rights, entitlement and interests in and to any and all coating for any applications, products and medical devices utilizing Endovasc's Angiogenix in addition to any and all resorbable stent and catheter technologies, applications and products developed by Endovasc at any time. MIV Therapeutics, Inc. will contribute $2,500,000 in funding for the joint venture.

On April 27, 2004, the Company terminated the Joint Venture agreement with Endovasc in order to focus on its resources on the ceramic stent coatings licensed from University of British Columbia.

Summary of the Company's Existing Products and Products in Development
----------------------------------------------------------------------

The Company currently has no products approved for sale or use and will not be able to sell significant quantities of its products until such time, if ever, as it receives regulatory approval to commercially market such products. The Company does not expect to begin the regulatory approval process in the U.S. for at least the next three years, and will only pursue approval and marketing of its products in the countries recognizing the CE Mark, such as most European and Asian countries.

There are many risks, expenses and difficulties frequently encountered in establishing a new business in the medical device industry, which is characterized by intense competition, rapid technological change, highly litigious competitors, potential product liability and significant government regulation.

The Company must develop the ability to manufacture its products, in a timely manner and in large quantities, in compliance with regulatory requirements and at an acceptable cost. The Company could experience difficulties in development or manufacturing that may have a material adverse effect on the Company's ability to market its product.

The market in which the Company intends to operate is dominated by several large firms with established products and large sums of money for research and development. The Company's success is dependant upon acceptance of its products by the medical community as reliable, safe and cost-effective. The medical device market is subject to constant introduction of new products and designs.

Obtaining patent protection for its products and processes, preserving trade secrets and proprietary technology and the ability to operate without infringing upon patent or other proprietary rights of third parties are factors that will be critical to The Company's success. The Company has patent applications pending in the U.S. and in several foreign markets, and is in the process of filing additional foreign patent applications. Many institutions have filed patent applications or have been issued patents relating to stents and stent delivery systems, and there has been substantial litigation in this area. Established companies in this field are aggressive in attempts to block new entrants to their markets, and they may target the Company's products. Furthermore, medical technology patent claims involve complex legal and factual questions and, therefore, are highly uncertain. Even if the Company successfully patents the MIVT laser-cut stent, there can be no assurance that it would be able to successfully assert its patents against competing products. In addition, infringement claims against the MIVT laser-cut stent could be sufficiently expensive to have a material adverse effect on the Company's results or ability to continue marketing its products.

The Company's business exposes it to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of medical products.

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants.

To date, the Company has invested approximately US$6 million in research and development of its stent products, coatings and operations, and in establishing a quality manufacturing facility and completing laboratory and preclinical testing on its stents.

FOR MORE INFORMATION ON RISKS, PLEASE SEE PAGE 2 OF THIS PROSPECTUS.

MIVT LASER-CUT STENT
The Company has developed a laser-cut stainless-steel coronary stent. The Company intends to manufacture this stent for distribution in selected international markets. This stent will also be utilized as the device platform for the development of the Company's proprietary coated stent products.

MIVT COATED STENT
The Company is developing a proprietary biocompatible coating technology that can be used with coronary stents and other medical devices. The first product will be a thin-film coated stent designed to inhibit restenosis (reblockage of arteries after angioplasty procedures). This coating technology will also serve as a platform for a new generation of drug-delivery devices.

MIVT DRUG-ELUTING STENT
The Company is also developing its proprietary coating technology for use on implanted medical devices to provide accurate local delivery of drugs. This thick drug-eluting coating will be utilized as the basis for the Company's drug delivery products.

Reports to Security Holders
---------------------------

The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we will furnish to our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding our electronic filings with the SEC. The address of that site is http://www.sec.gov. Other information may be obtained from our Company website, http://www.mivtherapeutics.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties. There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. The Company has sought to identify the most significant risks to its business, but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that the Company has identified all possible risks that might arise. Investors should carefully consider all of such risks before making an investment decision with respect to the Company's stock. In particular, investors should refer to the section entitled, "Factors that May Affect Future Results and Market Price of Stock".

PLAN OF OPERATIONS

INTRODUCTION
------------

The Company is developing fully biocompatible coatings for drug delivery on stents and other medical devices with the intent of providing healing solutions for cardiovascular and other disorders. In particular, the Company is developing proprietary biocompatible coatings using hydroxyapatite as the next generation of advanced coatings for medical devices and drug delivery technologies. The Company's core technologies are the basis for the following products that are in various stages of commercial development:

         1. Biocompatible passive coating for stents and drug delivery applications

         2.       Drug-eluting stent coating- in preclinical development

In addition, the Company intends to use its proprietary coating and drug-delivery technologies to develop a series of drug-delivery devices that offer the benefits of local, sustained delivery of therapeutic agents. The combination of these features would position MIV Therapeutics as a leader in the rapidly growing drug delivery sector.

The Company intends to complete development and obtain a CE mark for its biocompatible coated stents, which can then be marketed internationally through agreements with major medical device marketing partners. The initial focus will be on coated stents for use in angioplasty procedures, where a biocompatible product is required to prevent the development of restenosis.

After completing development of these products, MIVT will have successfully transitioned itself from being a manufacturer of coronary stents, into an innovative drug-delivery company with proprietary technologies that can be applied to a wide range of therapeutic applications for the delivery of a variety of pharmaceutical agents.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The Company has incurred annual operating losses since its inception in January 1999 related primarily to the research and clinical development of its technologies and products, and general administration costs. During the six months ended November 30, 2004, the Company posted loss from operations of $1,729,153 and a net loss of $1,732,742, compared to a net loss of $1,324,584 for the six months ended November 30, 2003. Most of the difference in net loss is attributable to an increase in research and development expenses during the quarter.

Working capital increased from a deficit of $51,556 (November 30, 2003) to a surplus of $507,535 (November 30, 2004). The increase in the working capital is due primarily to increases in cash and cash equivalents stemming from the Company's financing activities.

The Company's main focus during the six months ended November 30, 2004, has been corporate development and continued research and development of its biocompatible coatings for stent and drug delivery systems.

GENERAL & ADMINISTRATIVE EXPENSES

General and administrative expenses increased to $1,240,257 during the six months ended November 30, 2004, compared to $983,136 for the six months ended November 30, 2003. The increase in 2004 is mainly due to the increase in the Company's financing, corporate development and public relations activities.

RESEARCH & DEVELOPMENT EXPENSES

Research and developmental costs increased during the six months ended November 30, 2004, to $403,748 compared to $241,213 for the six months ended November 30, 2003. The increase in 2004 resulted primarily from the Company's increase in research and development on its coating technology which has resulted in the achievement of significant milestones.

DEPRECIATION EXPENSE

Depreciation expenses increased to $85,148 during the six months ended November 30, 2004, compared to $72,693 for the six months ended November 30, 2003.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company has financed its operations from private financing, the exercise of warrants and interest income. The company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. However, the Company currently has working capital of $507,535 (current assets less current liabilities). While additional capital is needed for the Company to successfully achieve its business goal, it is a substantial improvement since the quarter ending November 30, 2003, that the Company has moved from a deficit to a surplus in its working capital account.

FINANCING

The Company's capital requirements have been and will continue to be significant. As of November 30, 2004, the Company had a working capital of $507,535.

Cash flow used in financing activities for the six months ended November 30, 2004, amounted to $10,985 while cash flow provided by financing activities for the six months ended November 30, 2003 amounted to $928,559 However, the Company also raised significant funds in the quarter ended May 31, 2004 from financing activities consisting of the sale of private placement warrants and common shares for cash.

The Company issued 4,580,000 warrants and 626,223 common shares for finder's fee and to consultants, officers, and directors, and others for services during the six months ended November 30, 2004.

WARRANTS

As at November 30, 2004, the Company has outstanding warrants to purchase 18,025,185 common shares.

The following table summarizes information about the warrants issued by the
Company:
                                                     Number of
Quarter ended November 30, 2004                  underlying shares
-------------------------------                  -----------------

Warrants outstanding - May 31, 2004                   9,386,449
Warrants issued                                       4,580,000
Warrants expired                                     (5,053,756)
                                                 ------------------
Balance, end of period - November 30, 2004            8,912,693
                                                 ==================

The Company also has the following Series' warrants outstanding:

                                                     Number of
                                                 underlying shares
                                                 -----------------
Series "A"                                            3,374,999
Series "B"                                            5,062,496
Series "C"                                              674,997
                                                 -----------------
Balance, May 31 and November 30, 2004                 9,112,492
                                                 =================

STOCK-BASED COMPENSATION (Options)

Under the Company's 2001 Stock Option Compensation Plan, a total of 5,000,000 options may be granted. The Company has granted these incentive stock options to employees, consultants, officers and directors of the Company. In addition to the existing stock option plan, on September 13, 2004, the Company approved its 2004 Incentive Stock Option Plan to issue up to 5,000,000 shares of the Company's shares to employees, officers, directors and consultants.

At November 30, 2004, the Company had 3,955,000 stock options outstanding. During the three months ended November 30, 2004, no options expired or were granted.

The following table summarizes information about the stock options issued by the
Company:

                                                 Number of      Weighted Average
Quarter ended November 30, 2004                  Options        Exercise Price
------------------------------                   ---------      --------------

Options outstanding - August 31, 2004            3,955,000              $0.43
Balance, end of period - November 30, 2004       3,955,000              $0.43

CASH POSITION

At November 30, 2004, the Company had cash and cash equivalents of $440,920 compared to a cash position of $0 at November 30, 2003. The increase in the Company's cash position is due to an increase in the Company's financing activities.

The Company intends to raise additional funds through equity financings via private placements, as it may need to raise additional capital to fund operations over the long-term.

ACCOUNTS PAYABLE & ACCRUED LIABILITIES

Accounts payable and accrued liabilities decreased in the six months ended November 30, 2004 to $175,473 compared to $379,585 a year earlier at November 30, 2003.

CASH REQUIREMENTS AND NEED FOR ADDITIONAL FUNDS

To date, the Company has accumulated a deficit of approximately US$6 million in the research and development of its stent products, coatings and operations establishing a quality manufacturing facility and completing laboratory and preclinical testing on its stent coatings. The Company also has developed strong research collaborations with the University of British Columbia for its proprietary stent coatings and has implemented an aggressive in-house product development program.

In order to meet its business objectives to develop its HAp coating technologies towards commercialization, the Company will require approximately US$5 million in the coming year. These funds could be provided through any combination of the exercise of existing warrants and options and/or through subsequent rounds of financing.

                             DESCRIPTION OF PROPERTY

(a) Real Estate None

(b) Plant and Equipment $247,948 (as of November 30, 2004)

Real Property
-------------

The Company owns no real property. It conducts all of its business from its 17,000 square foot leased facility in Vancouver, Canada. where it conducts its research and development of coronary stents and stent delivery systems and where it has its first laser manufacturing facilities and clean rooms for packaging. These facilities will be capable of producing 25,000 laser cut stents per annum once the system is fully operational. These manufacturing facilities are presently dedicated to production for research and clinical trial purposes, and can be employed for first commercial production at such time, if ever, as the Company successfully acquires certification and registration permitting the sale of the MIVI Stent. The lease on the manufacturing facility extends to October 31, 2005, at a cost of $12,250 per month.

Intellectual Property and Intangibles
-------------------------------------

Patents

MIVT has exclusive worldwide rights to the HAp coating technology from UBC for use on stents and other medical devices, including the rights to manufacture and market coated products using these technologies. To date, UBC has two patents granted and one patent pending on novel coating technologies that MIVT intends to use for its stent coating and for additional medical devices. In addition, MIVT applied for two more patents developed in-house by its R & D team. Another four patents are being prepared for filing with U.S. Patent and Trademark Office (USPTO) in early 2005. UBC and MIVT's portfolio of issued and pending patents is described below.

UBC
---

         o Sol-gel phosphate ceramic coatings for biological applications. U.S. Patent No. 6,426,114, entitled "Novel Sol-Gel Calcium Phosphate Ceramic Coatings and Method of Making Same," owned by UBC, was filed on May 2, 2000. The invention relates to novel sol-gel calcium phosphate, in particular, thin HAp ceramic coatings and processes at low temperatures.

         o Biofunctional HAp coatings for drug encapsulation. U.S. Patent No. 6,730,324, entitled "Biofunctional Hydroxyapatite Coatings and Microspheres for in-situ Drug Encapsulation," owned by UBC, was filed April 20, 2001. The invention relates to a novel room-temperature process for obtaining calcium phosphate, in particular, a thick coating of HAp microspheres with encapsulated drugs, proteins, and genes for therapeutic use. The coatings and microspheres are designed to perform a defined biological function related to drug discovery, such as gene therapy through gene delivery.

         o Calcium Phosphate Coated Stents and Implantable Medical Devices. U.S. provisional application 60/410,307, was filed by the UBC on September 13, 2002. This invention relates to novel calcium phosphate coated implantable medical devices and processes. These calcium phosphate coatings are designed to minimize the immune response to the implant (e.g., restenosis in stenting procedures) and can be used to store and release a medicinally active agent in a controlled manner. Such coatings can be applied to any implantable medical devices and are useful for a number of medical procedures including, but not limited to, angioplasty, cardiovascular stenting, urethral stenting, and catheterization.

MIVT
-------

         o Laser-cut stent. MIVT filed patent applications internationally in 2000 for its laser-cut bare stent. The patent describes the modular design of the cardiovascular stent and its method of manufacture. The patented arrangement results in the stent having optimal longitudinal flexibility as well as radial stability.

Domain Names
------------

The Company holds a 100% interest in the following domain names:

         o        mivi.ca
         o        mivitherapeutics.com
         o        mivitechnologies.com
         o        mivitech.com
         o        investorservice.com
         o        mivtherapeutics.com
         o        m-i-v.com

Trademarks
----------

The Company has applications pending in the United States Patent and Trademark Office and in Canada for protection of the trade name MIV Therapeutics.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is listed on the OTCBB under the symbol "MIVT"
Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for the Company's shares has been sporadic and at times very limited.

The following table sets forth high and low bid quotations of the Company's common stock for the fiscal years ended May 31, 2004 and 2003 and the first two quarters of 2004 as follows:

                                       Price Range of
                                        Common Stock
                                        ------------

Quarter Ended                       High             Low
-------------                       ----             ---

February 28, 2003                   .80              .23
May 31, 2003                        .65              .16
August 31, 2003                     .92              .30
November 30, 2003                   .69              .39
February 28, 2004                   .65              .28
May 31, 2004                        .81              .29
August 31, 2004                     .61              .16
November 30, 2004                   .37              .16

As of November 30, 2004, the Company had approximately 40,731,216 shares issued and 5,276,904 Reg S shares in trust to support a potential Reg S financing for a total of 46,008,120 shares outstanding.

The transfer agent for the Company is
Interwest Transfer Company at P.O. Box 17136, Salt Lake City, Utah 84117, U.S.A.

No dividends on outstanding common stock have been paid within the last two fiscal years, and interim periods. The Company does not anticipate or intend upon paying dividends for the foreseeable future.

EXECUTIVE COMPENSATION

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all
Section 16(a) that they file.

Some of the officers and directors of the Company will not devote more than a portion of their time to the affairs of the Company. There will be occasions when the time requirements of the Company's business conflict with the demands of their other business and investment activities. Such conflict may require that the company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

Cash Compensation.

Compensation paid by the Company for all services provided up to November 30, 2004 to each of its executive officers

                                     SUMMARY COMPENSATION TABLE

                                   Annual Compensation              Long Term Compensation
                                   -------------------              ----------------------

(a)                       (b)       (c)     (d)        (e)          (f)               (g)

Name and                  Year    Salary   Bonus      Other      Restricted        Securities
Principal                          ($)      ($)       Annual       Stock           Underlying/
Position                                           Compensation    Awards            Options
                                                        ($)         ($)                (#)

Alan P. Lindsay           2005(1) 87,846
                          2004    161,051      -        -           -                200,000
President, CEO            2003    138,710      -        7,700       -                400,000
and Director              2002    133,100      -        -           -                100,000

Patrick A. McGowan        2005(1)  37,440      -        10,826      -
                          2004     68,945      -        16,975      -                100,000
CFO, Executive VP         2003     58,343      -        24,000      -                250,000
Secretary and Director    2002     24,411      -        -           -                250,000

Tom Troczynksi            2005(1)  28,509(2)
                          2004     67,556      -        -           -                100,000
Vice President of         2003     39,567      -        6,368       -                100,000
Coatings                  2002     -           -        -           -                -

Arc Rajtar                2005(1)  38,925
                          2004     69,122      -        -           -                50,000
Vice President of         2003     64,166      -        6,898       -                -
Operations (MIVI)         2002     -           -        -           -                150,000

Daniel Savard             2005 (1) -           -        -           -                -
                          2004     -           -        -           -                -
Director                  2003     -           -        17,022      -                100,000
                          2002     -           -        -           -                150,000

Dov Shimon                2005(1)  40,000      -        -           -                -
Director

(1) Represents compensation for the period June 1 to November 30, 2004 which forms part of fiscal year ending May 31, 2005.
(2) Of the $28,509 salary to Tom Troczynski, $23,540 has been paid and $4,969 remains accrued salary as of November 30, 2004.
(a) Except as disclosed above, the Company did not pay any compensation to any director or executive.

FINANCIAL STATEMENTS

The response to this Item is included as a separate Exhibit to this report. PLEASE SEE PAGES F-1 THROUGH F-11.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

In connection with the audits of the most recent fiscal years and any interim period preceding resignation, no disagreements exist with any former accountant on any matter of accounting principles or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject matter of the disagreement(s).

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days after effective date of this document, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada general corporation law provides as follows:

(1) A Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement conviction or upon a plea of nolo contendre or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada general corporation law also provides as follows:

(1) Any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)      By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS
                  78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada general corporation statutes also provides as follows:

(1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

(2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

         (a)      The creation of a trust fund.

         (b)      The establishment of a program of self-insurance.

         (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

         (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

(4)      In the absence of fraud:

         (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

         (b)      the insurance or other financial arrangement:

                  (i)      is not void or voidable; and

                  (ii) does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

(5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

The Company's articles of incorporation also provide as follows:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

The Company's bylaws provide as follows with respect to indemnification and insurance:

The Corporation shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at the corporation's request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) of officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such director or officer or former director of officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of the shareholders or otherwise.

The Company has not currently made any arrangements regarding insurance but may do so in the future.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Costs of this distribution to the Company are estimated as follows:

         Registration Fees                           $83.24
         Federal Taxes                               $0.00
         State Taxes and Fees                        $0.00
         Trustees' and Transfer Agent's Fees         $500
         Printing and Engraving                      $0.00
         Legal                                       $10,000
         Accounting                                  $1,000
         Listing Fees                                $0.00

RECENT SALES OF UNREGISTERED SECURITIES

The following sales of unregistered securities were issued within the past three years without registering the securities under the Securities Act. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S:

RECENT SALES OF UNREGISTERED SECURITIES

Private Placements
------------------

On July 17, 2001, the Company issued 713,333 units at a price of $1.50 per unit. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $1,015,823 ($1.42 per share) was allocated to the common shares, and $54,117 ($0.08 per warrant) was allocated to the share purchase warrants. There were no share issuance costs with respect to this issuance. The warrants expired on November 30, 2001.

On August 24, 2001, the Company issued 35,000 units at a price of $1.50 per unit for net proceeds of $52,500. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $51,809 ($1.48 per share) was allocated to the common shares, and $691 ($0.02 per warrant) was allocated to the share purchase warrants. There were no share issuance costs with respect to this issuance.

On August 27, 2002, the Company issued 1,063,650 units at a price of $0.40 per unit for net proceeds of $423,482. Each unit consists of one common share and one share purchase warrant. The warrants expired on August 27, 2003. There were no share issuance costs with respect to this issuance.

On September 27, 2002, the Company issued 979,038 units at a price of $0.40 per unit for net proceeds of $391,608. Each unit consists of one common share and one share purchase warrant. The warrants expired on September 27, 2003. There were no share issuance costs with respect to this issuance.

On December 13, 2002, the Company issued 593,750 units at a price of $0.40 per unit for net proceeds of $237,500. Each unit consists of one common share and one share purchase warrant. The warrants expired on December 13, 2003. There were no share issuance costs with respect to this issuance.

On January 31, 2003, the Company issued 25,000 units at a price of $0.40 per unit for net proceeds of $10,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expired on January 31, 2004. There were no share issuance costs with respect to this issuance.

On May 9, 2003, the Company issued 100,000 units at a price of $0.20 per unit for net proceeds of $20,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expired on May 9, 2004. There were no share issuance costs with respect to this issuance.

On May 15, 2003, the Company issued 31,250 units at a price of $0.20 per unit for net proceeds of $6,250.00. Each unit consists of one common share and one share purchase warrant. The warrants expired on May 15, 2004. There were no share issuance costs with respect to this issuance.

On May 27, 2003, the Company issued 1,981,788 common shares to shareholders of its subsidiary, M-I Vascular Innovations, Inc. pursuant to completion of a Share Exchange Agreement entered into in early 2001.

On May 30, 2003, the Company issued 300,000 units at a price of $0.20 per unit for net proceeds of $60,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expired on May 30, 2004. There were no share issuance costs with respect to this issuance.

On June 12, 2003, the Company issued 1,398,411 shares under a share exchange agreement. The Company exchanged, on a one for one basis, shares of the Company for shares in the Company's subsidiary, MI Vascular Innovations, Inc.

On June 26, 2003, the Company issued 657,592 units. 572,592 units were issued at a price of $0.20 per unit and 85,000 units were issued at a price of $0.25 per unit. Each unit consisted of one common share and one share purchase warrant with price of $0.75 and an expiry date of June 26, 2003. There were no share issuance costs with respect to this issuance.

On August 15, 2003, the Company issued 40,000 units at a price of $0.30 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of August 15, 2004.

On August 28, 2004, the Company issued 50,000 units at a price of $0.20 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of August 28, 2004.

On November 5, 2003, the Company issued 1,000,000 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of November 5, 2004, and thereafter a price of $1.00 until November 5, 2005.

On January 14, 2004, the Company issued 71,429 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of September 8, 2004 and thereafter a price of $1.00 until September 8, 2005. The Company issued a further 125,000 units at a price of $0.35 per share. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of June 11, 2004 and thereafter a price of $0.75 until December 11, 2005. The Company issued then issued a further 57,143 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 to May 28, 2004 and thereafter a price of $0.75 until November 28, 2004.

On February 23, 2004, the Company issued 120,000 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of August 6, 2004 and thereafter a price of $0.75 until February 6, 2005. The Company issued a further 110,000 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of August 1, 2004 and thereafter a price of $0.75 until February 1, 2005.

On March 18, 2004, the Company issued 5,714 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of September 18, 2004 and thereafter a price of $0.75 until March 18, 2005.

On March 18, 2004, the Company issued 5,194,444 units at a price of $0.45 per unit. Each unit consisting of one common share and one Series A share purchase warrant and one series B share purchase warrant. Each Series A warrant entitles the holder to purchase one share of common stock at an exercise price of $.066, with an expiry date of March 18, 2009. Each Series B warrant entitles the holder to purchase one share of common stock at an exercise price of $.066, with an original expiry date of January 13, 2005. On January 13, 2005, the Company extended the expiry date of the Series B warrants to April 13, 2005.

On November 18, 2004, the Company issued 2,720,000 share purchase warrants pursuant to Trilogy Capital Partners pursuant to a warrant agreement and a Letter of Engagement. In exchange for marketing, business development and strategic advisory services, the Company will pay Trilogy $10,000 per month and issue to Trilogy an aggregate of 2,720,000 warrants with a term of three years and with an exercise price of $0.26 per share. The warrants are non-transferable. Copies of the Letter of Engagement and the warrant agreement are attached as exhibits to this prospectus.

Issue of Shares for Services
----------------------------

On June 12, 2001, the Company entered into a financial consulting services agreement with several consultants whereby these consultants were issued 75,000 common shares, with a fair value of $165,000, to provide advice on matters including strategic alliances, business development and general business consulting. These shares were issued upon execution of the agreement and recorded as a charge to general and administrative expense in the consolidated statement of operations.

On July 17, 2001, the Company issued 113,334 common shares for finder's fees related to the related party loan. These shares had a fair value of $236,868.

On April 17, 2003, the Company issued 65,217 common shares to a consultant for value of $15,000 in bona fide services rendered to the Company by the consultant to provide business developing and general business consulting services.

On July 14, 2003, the Company issued 100,000 common shares pursuant to a settlement agreement. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933.

On October 24, 2003, the Company issued 500,000 share purchase warrants pursuant to a consulting agreement. The warrants have an exercise price of $0.50 and an expiry date of October 24, 2005.

During the year ended May 31, 2003, the Company issued an aggregate of 1,789,777 common shares to directors, consultants and employees for consulting services at a value of $540,041. Accordingly, $526,708 was recorded as a charge to general and administrative expense in the consolidated statement of operations, and $13,333 will be charged to operations over the remaining term of the consulting agreement.

During the year ended May 31, 2004, the Company issued an aggregate of 2,394,456 common shares to directors, consultants and employees for consulting services at a value of $1,148,126. Accordingly, $622,376 was recorded as a charge to general and administrative and research and development expenses in the consolidated statement of operations, and $525,750 will be charged to operations over the remaining term of the consulting agreements.

During the six months ended November 30, 2004, the Company issued an aggregate of 616,223 common shares to directors and consultants for consulting services at a value of $117,088 which was recorded as a charge to general and administrative and research and development expenses in the consolidated statement of operations.

On June 9, 2004, the Company issued 10,000 Units as a finders fee. Each Unit consists of one common share and one non transferable share purchase warrant to purchase an additional share for a price of $0.60 per share until August 1, 2004 and thereafter for $0.75 until February 1, 2005.


OPTION/SAR GRANTS IN FISCAL YEAR ENDED MAY 31, 2004 (1)
-----------------------------------------------------------------------------------------------------------
Name              Number of Securities      Percent of total         Exercise or Base   Expiration Date
                  Underlying Option/SAR     Option/SAR Granted       Price ($/S#)
                  Granted (#)               In Fiscal Year
-----------------------------------------------------------------------------------------------------------
Alan Lindsay            200,000              5.1%                       0.30            12/16/08
-----------------------------------------------------------------------------------------------------------
Patrick McGowan         100,000              2.5%                       0.30            12/16/08
-----------------------------------------------------------------------------------------------------------
Daniel Savard           -                    -                          -                  -
-----------------------------------------------------------------------------------------------------------
Arc Rajtar              50,000               1.3%                       0.30            12/16/08
-----------------------------------------------------------------------------------------------------------

No Options or SARs were granted during the three months ended November 30, 2004 and the period between
 December 1, 2004 and January 17, 2005.

                  Aggregated Option Exercises and Option Values
                  ---------------------------------------------

The following table sets forth the aggregate option exercises since June 1, 2003 by each of the executives of the Company named in the Summary Compensation Table and the number of securities underlying unexercised options held by those executives as of January 11, 2004.

--------------------------------------------------------------------------------
Name           Shares Acquired on   Value Realized     Number of Securities
exercise (#)                                           Underlying Options
                                                       Exercisable/
                                                       Unexercisable
--------------------------------------------------------------------------------
Alan Lindsay                n/a                n/a        700,000
--------------------------------------------------------------------------------
Patrick McGowan             n/a                n/a        600,000
--------------------------------------------------------------------------------
Tom Troczynski           n/a                n/a        200,000
--------------------------------------------------------------------------------
Arc Rajtar                  n/a                n/a        200,000
--------------------------------------------------------------------------------
Daniel Savard               n/a                n/a        250,000
--------------------------------------------------------------------------------

                                    EXHIBITS

Exhibit Number       Exhibit Description
--------------       -------------------

3.1  (1)             Articles of Incorporation as filed with the Nevada
                       Secretary of State
3.2  (1)             Bylaws
5.1                  Legal Opinion
10.1                 Letter of Engagement
10.2                 Warrant Agreement
23.1                 Consent of Legal Expert

 (1) previously filed as exhibits to the Company's Form 10SB12G filed April 25, 2000

                                  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         o to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         o reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; o include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

6. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

7. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         MIV THERAPEUTICS INC.
         (A development stage company)

         Consolidated Financial Statements

         November 30, 2004

         (Unaudited - Prepared by Management)


         INDEX
         -----

         Consolidated Balance Sheets

         Consolidated Statements of Stockholders' Equity

         Consolidated Statements of Operations

         Consolidated Statements of Cash Flows

         Notes to Consolidated Financial Statements

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
---------------------------------------------------------------------------------------------------
                                                                    November 30           May 31
                                                                        2004               2004
---------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                         $    440,920      $  2,034,530
  Other receivable                                                        21,928            13,336
  Due from related party                                                  17,500                --
  Prepaid expenses and deposits                                          202,660           254,659
---------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                     683,008         2,302,525

INVESTMENT ADVANCES (Note 3)                                             185,200                --

PROPERTY AND EQUIPMENT, net (Note 4)                                     247,948           177,549
---------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        $  1,116,156      $  2,480,074
===================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                                  $    175,473      $    170,871
  Due to related parties (Note 6)                                             --            13,585
---------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                175,473           184,456
---------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

COMMON STOCK (Note 5)
  Authorized:
         80,000,000 common shares with a par value of $0.001
         20,000,000 preferred shares with a par value of $0.001
  Issued and outstanding:
         40,731,216 common shares at November 30, 2004 and
         40,092,993 common shares at May 31, 2004                         40,731            40,093

ADDITIONAL PAID-IN CAPITAL                                            15,159,197        15,040,147

WARRANTS                                                               3,786,033         2,992,095

DEFERRED COMPENSATION                                                   (710,714)         (190,375)

DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                     (17,156,969)      (15,424,227)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                           (177,595)         (162,115)
---------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                               940,683         2,295,618
---------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $  1,116,156      $  2,480,074
===================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                                F-2

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Statements of Stockholders' Equity
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
---------------------------------------------------------------------------------------------------------------------------


                                                     Common Stock             Additional                          Deferred
                                             ----------------------------      Paid-in                            Compen-
                                                 Shares          Amount        Capital         Warrants            sation
---------------------------------------------------------------------------------------------------------------------------
BALANCE, May 31, 2003                         24,577,047        $ 24,577     $ 9,403,308    $   2,093,760       $  (48,649)
Issuance of common stock:
- for private placements and
    subscriptions                              9,423,079           9,423       1,531,890        2,026,549               --
- for services                                 2,394,456           2,395       1,145,731               --         (525,750)
- for settlement of debt                         100,000             100          11,900               --               --
- in exchange of MI shares                     1,398,411           1,398         502,030               --               --
- for warrants exercised                       2,100,000           2,100         960,637         (551,737)              --
- for options exercised                          100,000             100          33,400               --               --
Stock option granted to consultants                   --              --          59,976               --               --
Issued warrants for services                          --              --              --          814,798         (505,938)
Warrants expired                                      --              --       1,391,275       (1,391,275)              --
Amortization of deferred compensation                 --              --              --               --          889,962
Foreign currency translation adjustment               --              --              --               --               --
Loss for the year                                     --              --              --               --               --
---------------------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2004                         40,092,993          40,093      15,040,147        2,992,095         (190,375)
Issuance of common stock:
- for cash                                        12,000              12           2,588
- for services                                   616,223             616         116,472               --               --
- for finder's fee on private placements
    completed in prior period                     10,000              10             (10)              --               --
Issued warrants for services                          --              --              --          793,938         (793,938)
Amortization of deferred compensation                 --              --              --               --          273,599
Foreign currency translation adjustment               --              --              --               --               --
Loss for the period                                   --              --              --               --               --
---------------------------------------------------------------------------------------------------------------------------

BALANCE, November 30, 2004                    40,731,216          40,731      15,159,197        3,786,033         (710,714)
===========================================================================================================================

(CONTINUED BELOW)
-----------------------------------------------------------------------------------------------------------
                                                                             Accumulated
                                                                 Other         Deficit
                                                                Compre-      Accumulated         Total
                                               Common           hensive        During            Stock-
                                                Stock            Income      Development         holders'
                                               Issuable          (Loss)         Stage            Equity
-----------------------------------------------------------------------------------------------------------
BALANCE, May 31, 2003                        $   31,244       $  (51,749)  $  (11,952,336)    $   (499,845)
Issuance of common stock:
- for private placements and
    subscriptions                               (31,244)              --               --        3,536,618
- for services                                       --               --               --          622,376
- for settlement of debt                             --               --               --           12,000
- in exchange of MI shares                           --               --                           503,428
- for warrants exercised                             --               --               --          411,000
- for options exercised                              --               --               --           33,500
Stock option granted to consultants                  --               --               --           59,976
Issued warrants for services                         --               --               --          308,860
Warrants expired                                     --               --               --               --
Amortization of deferred compensation                --               --               --          889,962
Foreign currency translation adjustment              --         (110,366)              --         (110,366)
Loss for the year                                    --               --       (3,471,891)      (3,471,891)
-----------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2004                                --         (162,115)     (15,424,227)       2,295,618
Issuance of common stock:
- for cash                                                                                           2,600
- for services                                       --               --               --          117,088
- for finder's fee on private placements
    completed in prior period                        --               --               --               --
Issued warrants for services                         --               --               --               --
Amortization of deferred compensation                --               --               --          273,599
Foreign currency translation adjustment              --          (15,480)              --          (15,480)
Loss for the period                                  --               --       (1,732,742)      (1,732,742)
-----------------------------------------------------------------------------------------------------------

BALANCE, November 30, 2004                           --         (177,595)     (17,156,969)         940,683
===========================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                                    F-3

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Statements of Operations
(Unaudited - Prepared by Management)
------------------------------------------------------------------------------------------------------------------------------------
(EXPRESSED IN U.S. DOLLARS)
------------------------------------------------------------------------------------------------------------------------------------
                                                 Cumulated
                                                   from
                                                 inception
                                                (January 20
                                                  1999) to               SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                NOVEMBER 30                 NOVEMBER 30                         NOVEMBER 30
                                                   2004               2004              2003             2004              2003
------------------------------------------------------------------------------------------------------------------------------------

EXPENSES
  General and administrative (Note 7)          $  9,294,629      $  1,240,257      $    983,136      $    571,813      $    477,670
  Stock-based compensation                        3,486,641                --                --                --                --
  Research and development                        3,831,871           403,748           241,213           216,348           100,241
  Depreciation                                      663,436            85,148            72,693            78,572            37,088
  Interest expense                                  879,683                --            11,234                --             3,800
  Licenses acquired charged to operations           479,780                --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
                                                 18,636,040         1,729,153         1,308,276           866,733           618,799
------------------------------------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                            (18,636,040)       (1,729,153)       (1,308,276)         (866,733)         (618,799)

IMPAIRMENT OF INTANGIBLE ASSET                     (503,428)               --                --                --                --

GAIN ON EXTINGUISHMENT OF DEBT                      462,249                --                --                --                --

INTEREST INCOME                                      54,793             5,026                --             1,751                --

GAIN (LOSS) ON FOREIGN EXCHANGE                      59,970            (8,615)          (16,308)           (8,907)          (16,220)
------------------------------------------------------------------------------------------------------------------------------------

LOSS FOR THE YEAR BEFORE MINORITY INTEREST      (18,562,456)       (1,732,742)       (1,324,584)         (873,889)         (635,019)

MINORITY INTEREST SHARE OF LOSS                   1,663,794                --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                        $(16,898,662)     $ (1,732,742)     $ (1,324,584)     $   (873,889)     $   (635,019)
====================================================================================================================================

LOSS PER COMMON SHARE
  - basic and diluted                                            $      (0.04)     $      (0.05)     $      (0.02)     $      (0.02)

====================================================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING
  - basic and diluted                                              40,263,175        28,124,259        40,385,399        28,995,284
====================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                                                F-4

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
---------------------------------------------------------------------------------------------------------
                                                          Cumulated
                                                            from
                                                          inception
                                                         (January 20
                                                          1999) to               SIX MONTHS ENDED
                                                         November 30                NOVEMBER 30
                                                             2004              2004             2003
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  Net loss for the period                               $(16,898,662)     $ (1,732,742)     $ (1,324,584)
  Adjustments to reconcile loss to
    net cash used in operating activities:
    - stock-based compensation                             4,927,186           273,599                --
    - stock issued for other than cash                     2,806,731           117,088           644,085
    - interest expense on related party loan                 850,000                --                --
    - depreciation                                           663,437            85,148            72,693
    - leasehold improvements written down                     13,300                --                --
    - intangible assets impairment                           653,428                --                --
    - gain on extinguishment of debt                        (462,249)               --                --
    - provision for bad debt                                 160,000                --                --
    - minority interest                                   (1,663,794)               --                --
  Changes in non-cash working capital items:
    - other receivable                                      (182,179            (8,592)             (462)
    - due from related party                                 (17,500)          (17,500)
    - prepaid expenses and deposits                         (388,418)         (133,201)         (253,312)
    - accounts payable                                       198,327             4,602           (69,373)
---------------------------------------------------------------------------------------------------------
Net cash used in operating activities                     (9,340,393)       (1,411,598)         (930,953)
---------------------------------------------------------------------------------------------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Issuance of common stock and warrants for
    cash, less share issuance costs                        8,534,618             2,600           872,141
  Due to related parties                                     850,000           (13,585)           31,424
  Cash acquired in reverse acquisition                        13,824                --                --
  Subscriptions received                                   1,357,310                --            24,994
  Common stock redemption                                   (120,000)               --                --
  Loan payable                                               500,000                --                --
---------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities       11,135,752           (10,985)          928,559
---------------------------------------------------------------------------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES
  Acquisition of license                                    (200,000)               --                --
  Purchase of plant and equipment                           (934,528)         (155,547)           (1,819)
---------------------------------------------------------------------------------------------------------
Net cash used in investing activities                     (1,134,528)         (155,547)           (1,819)
---------------------------------------------------------------------------------------------------------
FOREIGN EXCHANGE EFFECT ON CASH                             (219,911)          (15,480)           (7,401)
---------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             440,920        (1,593,610)          (11,614)
CASH AND CASH EQUIVALENTS, beginning of period                    --         2,034,530            11,614
---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of period                $    440,920      $    440,920      $         --
=========================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                                   F-5

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
November 30, 2004
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------


1.       BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for fair presentation of financial position, results of operations and cash flows for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. The statements of operations for the six months ended November 30, 2004 are not necessarily indicative of the results to be expected for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes included in the Company's 2004 Annual Report on Form 10-K for the year ended May 31, 2004.

2.       GOING CONCERN

         Since inception, the Company has suffered recurring losses, totalling $16,898,662 as of November 30, 2004. The Company has funded its operations through the issuance of common stock, and through related party loans, in order to meet its strategic objectives. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercialization of its stent technology. The Company's ability to obtain sufficient financing to continue the development of, and if successful, to commence the manufacture and sale of its products under development, if and when approved by the applicable regulatory agencies is uncertain. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These condensed consolidated financials statements do not include any adjustments relating to the recoverability of the carrying amounts of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
November 30, 2004
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------


3.       INVESTMENT ADVANCES

         As of November 30, 2004, investment advances of $185,200 were made to a foreign research and development company. Of this amount, $110,200 was used for working capital purposes and the balance will be applied to the acquisition of the company once the agreement is signed. These advances are supported by promissory notes payable upon demand without interest.

4.       PROPERTY AND EQUIPMENT

                                                                              November 30, 2004
                                                          ----------------------------------------------------------
                                                                                     Accumulated           Net book
                                                                     Cost           Amortization              value
         -----------------------------------------------------------------------------------------------------------
         Furniture and fixtures                           $        39,405       $         35,248     $        4,157
         Computer equipment                                       105,607                 99,763              5,844
         Laboratory equipment                                     731,101                493,154            237,947
         Leasehold improvements                                    49,158                 49,158                  -
         -----------------------------------------------------------------------------------------------------------
                                                          $       925,271       $        677,323     $      247,948
         ===========================================================================================================

                                                                                May 31, 2004
                                                          ----------------------------------------------------------
                                                                                     Accumulated           Net book
                                                                     Cost           Amortization              value
         -----------------------------------------------------------------------------------------------------------

         Furniture and fixtures                           $        39,405       $         30,654     $        8,751
         Computer equipment                                       101,858                 98,881              2,977
         Laboratory equipment                                     573,378                409,456            163,922
         Leasehold improvements                                    49,158                 47,259              1,899
         -----------------------------------------------------------------------------------------------------------
                                                          $       763,799       $        586,250     $      177,549
         ===========================================================================================================

5.       STOCKHOLDERS' EQUITY

         (a)      Common Stock

                  (i) During the six month period ended November 30, 2004, a total of 12,000 Regulation S stocks have been issued for a total value of $2,600.

                  (ii) During the six month period ended November 30, 2004, the Company issued an aggregate of 316,223 common shares for consulting and research and development services for a total value of $48,086.

                  (iii) On November 4, 2004, the Company issued 300,000 common shares for legal services for a total value of $69,000.

                  (iv) On June 9, 2004, the Company issued 10,000 Units as finder's fee. Each Unit consists of one common share and one non-transferable stock

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
November 30, 2004
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------

5.       STOCKHOLDERS' EQUITY (continued)

                  purchase warrant. Each warrant entitles the holder to purchase one common share of the Company for $0.60 until August 6, 2004, and thereafter for $0.75 until February 6, 2005.

         (b)      Warrants

                  The following table summarizes information about the warrants issued by the Company:

                                                                                       Weighted
                                                                                        Average
                                                              Number of Shares   Exercise price
                                                              ----------------- ----------------
                   Balance, May 31, 2003                           10,717,821             0.62

                   Issued - private placement                       2,181,164             0.75
                   Issued - finders' fees                              55,714             0.60
                   Issued - services rendered                       3,375,000             0.40
                   Extended                                           381,800             0.75
                   Exercised                                       (2,100,000)           (0.20)
                   Expired                                         (5,225,050)           (0.75)
                                                              ----------------- ----------------

                   Balance, May 31, 2004                            9,386,449             0.60
                                                              ================= ================

                   Issued - finders' fees                              10,000             0.60
                   Issued - services rendered                       4,570,000             0.34
                   Expired                                         (5,053,756)           (0.75)
                                                              ----------------- ----------------

                   Balance, November 30, 2004                       8,912,693             0.60
                                                              ================= ================

                  The Company also has the following Series' warrants outstanding:

                                                                                        Weighted
                                                                                         Average
                                                               Number of Shares   Exercise price
                                                               ----------------- ----------------

                   Series "A"                                        3,374,999             0.66
                   Series "B"                                        5,062,496             0.69
                   Series "C"                                          674,997             0.66
                                                               ----------------- ----------------

                   Balance, May 31 and November 30, 2004             9,112,492             0.68
                                                               ================= ================

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
November 30, 2004
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------

5.       STOCKHOLDERS' EQUITY (continued)

         (c)      Stock Options

                  The Company's incentive stock options plan provides for the grant of incentive stock options for up to 5,000,000 common shares to employees, consultants, officers and directors of the Company. In addition to the existing stock option plan, on September 13, 2004, the Company approved its 2004 Incentive Stock Option Plan to issue up to 5,000,000 shares of the Company's shares to employees, officers, directors and consultants. Incentive benefits granted under both plans may be either incentive stock options, non-qualified stock options, stock awards, restricted shares or cash awards. Options are granted for a term not to exceed five years from the date of grant. No options were granted during the period ended November 30, 2004.

                  Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management's opinion, existing models do not necessarily provide reliable measure of the fair value of the Company's stock options.

                  Summary of employee stock options information for the period ended November 30, 2004 is as follows:

                  --------------------------------------------------------------------------------------------------
                                                                                                           Weighted
                                                                                                            Average
                                                                                                           Exercise
                                                                                      Shares                  Price
                  --------------------------------------------------------------------------------------------------
                  Options outstanding, May 31, 2003                                4,175,000                  0.53

                  Options granted                                                    995,000                  0.35
                  Options exercised                                                 (100,000)              (0.335)
                  Options cancelled                                                 (565,000)              (0.742)
                  Options expired                                                   (250,000)              (0.668)
                  --------------------------------------------------------------------------------------------------

                  Options outstanding, May 31, 2004                                4,255,000                  0.47

                  Options expired                                                   (300,000)              (1.00)
                  --------------------------------------------------------------------------------------------------

                  Options outstanding, November 30, 2004                           3,955,000                  0.43
                  ==================================================================================================

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
November 30, 2004
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------


5.       STOCKHOLDERS' EQUITY  (continued)

                  The following summarizes information about the stock options outstanding at November 30, 2004:

                           Options Outstanding and exercisable
                  ------------------------------------------------------
                                                              Weighted
                                                              Average
                                            Number           Remaining
                      Exercise                Of            Contractual
                       Price                Shares          Life (Years)
                  ------------------------------------------------------

                    $      0.17             900,000             2.70
                           0.21             500,000             3.64
                           0.30             670,000             4.20
                           0.40             125,000             4.70
                           0.50             550,000             3.03
                           0.55             650,000             3.25
                           1.00             560,000             1.49
                  ------------------------------------------------------

                    $      0.43           3,955,000             2.99
                  ======================================================

6.       RELATED PARTY TRANSACTIONS

         The following services were provided by related parties. These transactions, recorded at fair market values were as follows:

         (a) During the six month period ended November 30, 2004, the Company paid or accrued $136,112 of management and consulting fees to two directors and officers of the Company.

         (b) As at November 30, 2004, an amount of $Nil (2004 - $13,585) was due to the Chief Executive Officer of the Company.

         (c) As at November 30, 2004, an amount of $17,500 (2004 - $nil) was due from the Chief Financial Officer of the Company.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
November 30, 2004
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------


7.       GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses comprise the following:

                                                           SIX MONTHS ENDED                    THREE MONTHS ENDED
                                                              NOVEMBER 30                          NOVEMBER 30
                                                         2004             2003               2004               2003
                                                    ---------------------------------------------------------------------
         Legal                                      $      101,155    $      144,561     $     38,064     $       61,862
         Public relations, financing and
           corporate development                           389,286           210,530          153,252            134,759
         Management fees                                   125,367           113,683           63,397             59,086
         Consulting                                        358,251           307,185          155,929             53,724
         Operating expenses                                266,198           207,177          161,171            168,239
                                                    ---------------------------------------------------------------------

                                                    $    1,240,257    $      983,136     $    571,813     $      477,670
                                                    =====================================================================

8.       SUBSEQUENT EVENTS

         On December 8, 2004, the Company issued an aggregate of 84,006 common shares for consulting and research and development services and employee stock bonuses for a total value of $19,321.

         On December 29, 2004, the Company issued 3,192,399 common shares to exchange for 3,192,399 of common shares of M-I Vascular Innovations, Inc. These shares were issued to comply with an order of the Supreme Court of British Columbia dated May 20, 2003. The court order resulted from litigation between the Company and John Ma concerning a Settlement Agreement dated September 14, 2001. Although the shares have been issued in John Ma's name, the exchange has not taken place as of January 10, 2005.

         On January 12, 2005, the Board of Directors approved the extension of the expiry date of 5,062,496 warrants outstanding from January 13, 2005 to April 13, 2005.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 17th day of January, 2005

MIV THERAPEUTICS, INC.

By:    /s/ Alan Lindsay
       ----------------------------------
       Alan Lindsay
       President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURES                             TITLE                                    DATE
----------                             -----                                    ----

/s/ Alan P. Lindsay               Chairman, President, CEO                January 17, 2005
-----------------------
Alan P. Lindsay

/s/ Patrick A. McGowan            Executive Vice President, CFO,          January 17, 2005
-----------------------             Secretary, Director
Patrick A. McGowan

/s/ Dr. Tom Troczynski            Vice President, Coatings                January 17, 2005
-----------------------
Dr. Tom Troczynski

/s/ Arc Rajtar                    Vice President, Operations              January 17, 2005
-----------------------             (MIVI Technologies, Inc.)
Arc Rajtar

/s/ Dr. Daniel Savard             Director                                January 17, 2005
-----------------------
Dr. Daniel Savard

/s/ Dr. Dov Shimon                Chief Medical Officer                   January 17, 2005
-----------------------
Dr. Dov Shimon


                                       32